                                                                    EXHIBIT 12.1


                          The Neiman Marcus Group, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)

                                                                  Years Ended
                                -------------------------------------------------------------------------------
                                August 3,         July 28,         July 29,          July 31,         August 1,
(in thousands, except ratios)    2002 (1)           2001             2000             1999              1998
                                ---------        -----------       --------         ----------       ----------
Fixed Charges:
   Interest on debt             $  20,787         $   20,418       $ 28,145           $ 26,094       $   24,047
   Amortization of debt
      discount and expense            251                247            267                267               62
   Interest element of rentals     17,952             19,008         17,193             16,005           14,883
                                ---------        -----------       --------         ----------       ----------
      Total fixed charges          38,990             39,673         45,605             42,366           38,992
                                =========        ===========       ========         ==========       ==========

Earnings:
   Earnings before income
      taxes and minority
      interest                    162,244            178,440        222,979            157,642          176,712
   Add back:
      Fixed charges                38,990             39,673         45,605             42,366           38,992
      Amortization of
          capitalized interest        312                258            232                230              222
   Less:
      Capitalized interest         (3,116)            (1,954)          (427)              (379)          (1,422)
                                ---------        -----------       --------         ----------       ----------
         Total earnings         $ 198,430        $   216,417       $268,389         $  199,859       $  214,504
                                =========        ===========       ========         ==========       ==========
Ratio of earnings to fixed
   charges                            5.1                5.5            5.9                4.7              5.5
                                =========        ===========       ========         ==========       ==========


(1) Fiscal year 2002 includes fifty-three weeks of operations while the other years presented consist of fifty-two weeks of operations.